CFO Commentary on Second Quarter Fiscal 2022 Results
Q2 Fiscal 2022 Summary

GAAP
($ in millions, except earnings per share)	Q2 FY22	Q1 FY22	Q2 FY21	Q/Q	Y/Y
Revenue	$6,507	$5,661	$3,866	Up 15%	Up 68%
Gross margin	64.8%	64.1%	58.8%	Up 70 bps	Up 600 bps
Operating expenses	$1,771	$1,673	$1,624	Up 6%	Up 9%
Operating income	$2,444	$1,956	$651	Up 25%	Up 275%
Net income	$2,374	$1,912	$622	Up 24%	Up 282%
Diluted earnings per share	$0.94	$0.76	$0.25	Up 24%	Up 276%

Non-GAAP
($ in millions, except earnings per share)	Q2 FY22	Q1 FY22	Q2 FY21	Q/Q	Y/Y
Revenue	$6,507	$5,661	$3,866	Up 15%	Up 68%
Gross margin	66.7%	66.2%	66.0%	Up 50 bps	Up 70 bps
Operating expenses	$1,266	$1,189	$1,035	Up 6%	Up 22%
Operating income	$3,071	$2,557	$1,516	Up 20%	Up 103%
Net income	$2,623	$2,313	$1,366	Up 13%	Up 92%
Diluted earnings per share	$1.04	$0.91	$0.55	Up 14%	Up 89%

Revenue by Reportable Segments
($ in millions)	Q2 FY22	Q1 FY22	Q2 FY21	Q/Q	Y/Y
Graphics	$3,907	$3,451	$2,085	Up 13%	Up 87%
Compute & Networking	2,600	2,210	1,781	Up 18%	Up 46%
Total	$6,507	$5,661	$3,866	Up 15%	Up 68%

Revenue by Market Platform
($ in millions)	Q2 FY22	Q1 FY22	Q2 FY21	Q/Q	Y/Y
Gaming	$3,061	$2,760	$1,654	Up 11%	Up 85%
Data Center	2,366	2,048	1,752	Up 16%	Up 35%
Professional Visualization	519	372	203	Up 40%	Up 156%
Automotive	152	154	111	Down 1%	Up 37%
OEM and Other	409	327	146	Up 25%	Up 180%
Total	$6,507	$5,661	$3,866	Up 15%	Up 68%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Gaming, Data Center, Professional Visualization, and Automotive.
On July 19, 2021, we completed a four-for-one split of our common stock in the form of a stock dividend to shareholders of record as of June 21, 2021. All share and per share amounts presented herein have been retroactively adjusted to reflect the stock split.
Revenue
Revenue for the second quarter was a record $6.51 billion, up 68 percent from a year earlier. Record quarterly revenue was achieved in Gaming, Data Center, and Professional Visualization.
Gaming revenue was up 85 percent from a year ago and up 11 percent sequentially, reflecting higher sales in GeForce GPUs and game-console SOCs. We continued to benefit from strong sales of our GeForce RTXTM 30 Series based on the NVIDIA Ampere architecture. We have introduced Low Hash Rate (LHR) GeForce GPUs with limited Ethereum mining capability and increased the supply of Cryptocurrency Mining Processors (CMP) in an effort to direct GeForce to gamers and CMP to miners. Over 80 percent of our Ampere architecture-based GeForce GPU shipments in the quarter were LHR GPUs. CMP is included in OEM.
Data Center revenue was up 35 percent from a year ago and up 16 percent sequentially. The year-on-year growth was led by the ramp of NVIDIA Ampere architecture products into vertical industries and hyperscale customers, including strong growth in inference. Sequentially, growth stemmed from both compute and networking products, led by hyperscale customers.
Professional Visualization revenue was up 156 percent from a year earlier and up 40 percent sequentially, driven by the ramp of NVIDIA Ampere architecture GPUs, with growth led by desktop workstation GPUs.
Automotive revenue was up 37 percent from a year earlier and down 1 percent sequentially. The year-on-year increase was due to the recovery in automotive demand which was impacted by the pandemic in the prior year.
OEM and Other revenue was up 180 percent from a year ago and up 25 percent sequentially, primarily reflecting growth in CMP, which generated revenue of $266 million.
Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q2 FY22	Q1 FY22	Q2 FY21
GAAP gross profit	$4,215	$3,629	$2,275
GAAP gross margin	64.8%	64.1%	58.8%
Acquisition-related and other costs	86	87	245
Stock-based compensation expense	32	25	14
IP-related costs	4	5	17
Non-GAAP gross profit	$4,337	$3,746	$2,551
Non-GAAP gross margin	66.7%	66.2%	66.0%
GAAP gross margin for the second quarter was up 600 basis points from a year earlier, primarily due to a non-recurring inventory step-up expense of $161 million related to the Mellanox acquisition in the year-ago quarter. GAAP gross margin was up 70 basis points sequentially.

Non-GAAP gross margin was up 70 basis points from a year earlier and up 50 basis points sequentially, reflecting higher ASPs within desktop GeForce GPUs with continued growth in high-end Ampere architecture products, partially offset by a mix shift within Data Center.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q2 FY22	Q1 FY22	Q2 FY21
GAAP operating expenses	$1,771	$1,673	$1,624
Stock-based compensation expense	(433)	(404)	(360)
Acquisition-related and other costs	(72)	(80)	(229)
Non-GAAP operating expenses	$1,266	$1,189	$1,035
GAAP operating expenses for the second quarter were up 9 percent from a year earlier and up 6 percent sequentially. Non-GAAP operating expenses were up 22 percent from a year earlier and up 6 percent sequentially. The year-on-year and sequential increases were primarily driven by compensation-related costs largely relating to employee growth. The year-on-year increases also reflect growth of infrastructure costs.
Operating Income
GAAP operating income for the second quarter was a record $2.44 billion, up 275 percent from a year earlier and up 25 percent sequentially. Non-GAAP operating income was $3.07 billion, up 103 percent from a year earlier and up 20 percent sequentially.
Other Income & Expense and Income Tax
GAAP other income and expense, or OI&E, includes interest income, interest expense, and other items. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from non-affiliated investments.
GAAP OI&E for the second quarter was an expense of $50 million, compared with an expense of $42 million a year earlier and income of $88 million in the prior quarter. The sequential decrease primarily reflects a reduction of $130 million in net unrealized gains from an equity investment. Non-GAAP OI&E was an expense of $49 million, compared with an expense of $39 million a year earlier and an expense of $45 million in the prior quarter. The year-on-year expense increase primarily reflects higher interest expense from our $5 billion note issuance in June 2021 and lower average yields in interest income.
On June 28, 2021, we simplified our corporate structure by repatriating the economic rights of certain non-U.S. intellectual property to the United States via domestication of a foreign subsidiary. The GAAP effective tax rate for the second quarter was 0.9 percent, reflecting a discrete benefit from the domestication of $252 million. Additionally, the effective rate was affected by tax benefits related to foreign-derived intangible income deduction, the U.S. research tax credit, and excess tax benefits related to stock-based compensation. The non-GAAP effective tax rate was 13.2 percent.
Net Income and EPS
GAAP net income for the second quarter was a record $2.37 billion. GAAP earnings per diluted share for the second quarter were $0.94, up 276 percent from a year earlier and up 24 percent sequentially.
Non-GAAP net income was $2.62 billion. Non-GAAP earnings per diluted share were $1.04, up 89 percent from a year earlier and up 14 percent sequentially.

Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $19.65 billion, up from $10.98 billion a year earlier and up from $12.67 billion in the prior quarter. The year-on-year and sequential increases reflect $5 billion of debt issuance proceeds and free cash flow generation.
Accounts receivable was $3.59 billion compared with $2.08 billion a year earlier and $3.02 billion in the prior quarter. DSO was 50 days, up from 49 days both a year earlier and in the prior quarter.
Inventory was $2.11 billion compared with $1.40 billion a year earlier and $1.99 billion in the prior quarter. Outstanding inventory purchase and long-term supply obligations were $4.79 billion, up from $2.04 billion a year earlier and up from $3.46 billion in the prior quarter, due to longer lead-times throughout the supply chain and long-term capacity obligations. DSI was 84 days, up from 80 days a year earlier and down from 89 days in the prior quarter.
Cash flow from operating activities was a record $2.68 billion, up from $1.57 billion a year earlier and up from $1.87 billion in the prior quarter. The year-on-year increase primarily reflects higher operating income, partially offset by higher accounts receivable due to shipment linearity. The sequential increase primarily reflects higher operating income.
Free cash flow was $2.48 billion, up from $1.35 billion a year earlier and up from $1.56 billion in the previous quarter.
Depreciation and amortization expense was $286 million, including amortization of intangible assets related to the Mellanox acquisition. Capital expenditures including principal payments on property and equipment were $204 million.
We paid quarterly cash dividends of $100 million in the second quarter.
We are working through the regulatory process for our pending acquisition of Arm Ltd. Although some Arm licensees have expressed concerns or objected to the transaction, and discussions with regulators are taking longer than initially thought, we are confident in the deal and that regulators should recognize the benefits of the acquisition to Arm, its licensees, and the industry.
Third Quarter of Fiscal 2022 Outlook
Our outlook for the third quarter of fiscal 2022 is as follows:
•Revenue is expected to be $6.80 billion, plus or minus 2 percent.
•GAAP and non-GAAP gross margins are expected to be 65.2 percent and 67.0 percent, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $1.96 billion and $1.37 billion, respectively.
•GAAP and non-GAAP other income and expense are both expected to be an expense of approximately $60 million, excluding gains and losses on equity securities.
•GAAP and non-GAAP tax rates are both expected to be 11 percent, plus or minus 1 percent, excluding any discrete items such as excess tax benefits or deficiencies related to stock-based compensation.
•Capital expenditures are expected to be approximately $200 million to $225 million, including principal payments on property and equipment.
___________________________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, IP-related costs, gains and losses from non-affiliated investments, mark to market adjustments of our publicly traded equity securities, interest expense related to amortization of debt discount, the associated tax impact of these items where applicable, and domestication tax benefit. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications in the markets in which we specialize; the impact of our introduction of Low Hash Rate GeForce GPUs with limited Ethereum mining capability; the status, outcome and timing of the regulatory process for the pending acquisition of Arm Ltd.; our financial outlook for the third quarter of fiscal 2022; our expected tax rates for the third quarter of fiscal 2022; and our expected capital expenditures for the third quarter of fiscal 2022 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2021 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, and GeForce are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	August 1,	May 2,	July 26,	August 1,	July 26,
	2021	2021	2020	2021	2020

GAAP gross profit	$4,215	$3,629	$2,275	$7,844	$4,279
GAAP gross margin	64.8%	64.1%	58.8%	64.5%	61.6%
Acquisition-related and other costs (A)	86	87	245	173	246
Stock-based compensation expense (B)	32	25	14	57	35
IP-related costs	4	5	17	9	17
Non-GAAP gross profit	$4,337	$3,746	$2,551	$8,083	$4,577
Non-GAAP gross margin	66.7%	66.2%	66.0%	66.4%	65.9%

GAAP operating expenses	$1,771	$1,673	$1,624	$3,444	$2,652
Stock-based compensation expense (B)	(433)	(404)	(360)	(837)	(563)
Acquisition-related and other costs (A)	(72)	(80)	(229)	(152)	(233)
Non-GAAP operating expenses	$1,266	$1,189	$1,035	$2,455	$1,856

GAAP income from operations	$2,444	$1,956	$651	$4,400	$1,627
Total impact of non-GAAP adjustments to income from operations	627	601	865	1,228	1,094
Non-GAAP income from operations	$3,071	$2,557	$1,516	$5,628	$2,721

GAAP other income (expense), net	$(50)	$88	$(42)	$38	$(36)
(Gains) losses from non-affiliated investments	—	(134)	2	(133)	5
Interest expense related to amortization of debt discount	1	1	1	2	1
Non-GAAP other income (expense), net	$(49)	$(45)	$(39)	$(93)	$(30)

GAAP net income	$2,374	$1,912	$622	$4,285	$1,539
Total pre-tax impact of non-GAAP adjustments	628	468	868	1,097	1,100
Income tax impact of non-GAAP adjustments (C)	(127)	(67)	(124)	(194)	(153)
Domestication tax benefit	(252)	—	—	(252)	—
Non-GAAP net income	$2,623	$2,313	$1,366	$4,936	$2,486

	Three Months Ended			Six Months Ended
	August 1,	May 2,	July 26,	August 1,	July 26,
	2021	2021	2020	2021	2020
Diluted net income per share (D)
GAAP	$0.94	$0.76	$0.25	$1.69	$0.62
Non-GAAP	$1.04	$0.91	$0.55	$1.95	$1.00

Weighted average shares used in diluted net income per share computation (D)	2,532	2,528	2,504	2529	2496

GAAP net cash provided by operating activities	$2,682	$1,874	$1,566	$4,556	$2,476
Purchases related to property and equipment and intangible assets	(183)	(298)	(217)	(481)	(372)
Principal payments on property and equipment	(21)	(19)	—	(40)	—
Free cash flow	$2,478	$1,557	$1,349	$4,035	$2,104

(A) Acquisition-related and other costs primarily include amortization of intangible assets, inventory step-up, transaction costs, and certain compensation charges presented as follows:
	Three Months Ended			Six Months Ended
	August 1,	May 2,	July 26,	August 1,	July 26,
	2021	2021	2020	2021	2020
Cost of revenue	$86	$87	$245	$173	$246
Research and development	$1	$1	$3	$4	$5
Sales, general and administrative	$71	$79	$226	$148	$228

(B) Stock-based compensation consists of the following:
	Three Months Ended			Six Months Ended
	August 1,	May 2,	July 26,	August 1,	July 26,
	2021	2021	2020	2021	2020
Cost of revenue	$32	$25	$14	$57	$35
Research and development	$297	$276	$228	$573	$362
Sales, general and administrative	$136	$128	$132	$264	$201

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(D) Reflects a four-for-one stock split on July 19, 2021.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2022 Outlook
($ in millions)
GAAP gross margin	65.2%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	1.8%
Non-GAAP gross margin	67.0%

GAAP operating expenses	$1,960
Stock-based compensation expense, acquisition-related costs, and other costs	(590)
Non-GAAP operating expenses	$1,370